Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

BFT ACQUISITION, LLC

AS PURCHASER

AND

EMERGE INTERACTIVE, INC.,

AS SELLER

MARCH 1, 2007

(i)

Section 11.3	Governing Law; Forum	20
Section 11.4	Notices	20
Section 11.5	Headings	20
Section 11.6	No Assignment; Benefit to Third Parties	21
Section 11.7	Entire Agreement	21
Section 11.8	Counterparts	21
Section 11.9	Waiver	21
Section 11.10	Amendment	21
Section 11.11	Severability	21
Section 11.12	Further Assurances	21

INDEX OF SCHEDULES AND EXHIBITS

Schedules:
Schedule 3.1(a)(i)	Accounts Receivable
Schedule 3.1(a)(ii)	Excluded Assets
Schedule 3.1(b)	Assumed Contracts
Schedule 5.1(e)	Seller Consents
Schedule 5.2(e)	Purchaser Consents

Exhibits:
Exhibit A	Auction Procedures Order
Exhibit B	Sale Order
Exhibit C	Budget
Exhibit D	Cash Collateral Order
Exhibit E	Transition Services Agreement

(ii)

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (as amended, supplemented or modified from time to time, this “Agreement”), dated as of March 1, 2007, by and between EMERGE INTERACTIVE, INC., a Delaware corporation (the “Seller”), and BFT ACQUISITION, LLC, a Nebraska limited liability company (the “Purchaser”).

RECITALS

A. The Biegert Family Irrevocable Trust, Dated June 11, 1998 (the “Trust”), and Seller have executed a Letter of Intent, dated February 14, 2007 (the “LOI”), pursuant to which the Trust expressed its desire to purchase the Purchased Assets and the Assumed Contracts, and the Seller expressed its desire to sell all right, title and interest in, to and under the Purchased Assets and the Assumed Contracts (both as more specifically defined below) relating primarily to Seller’s “Animal Information Systems” or “CattleLog” businesses and certain related assets and contracts.

B. The Trust has caused the Purchaser (with the Trust as the sole member of Purchaser) to be formed for the purpose of taking title to the Purchased Assets and assuming the Assumed Contracts and Assumed Liabilities.

C. The Seller does not have the liquidity to continue pursuing its long-term business plan, and, as a result, filed for voluntary petition under Chapter 11 of the United States Bankruptcy Code in the federal bankruptcy court for the Southern District of Florida, West Palm Beach division, on February 14, 2007.

D. The Purchaser and Seller have agreed that the sale of the Purchased Assets and the assumption and assignment of the Assumed Contracts and Assumed Liabilities shall be accomplished pursuant to Sections 363 and 365 of the Bankruptcy Code (as defined below) and pursuant to the terms of this Agreement.

E. The Purchaser has agreed that the terms of this Agreement and the Seller’s commitments herein shall be subject to the Seller receiving approval by the Bankruptcy Court.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

ARTICLE II

General Definitions

Section 2.1 Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Seller or the Purchaser (a “Controlling Person”) or (ii) any Person (other than the Seller or the Purchaser) which is controlled by or is under common control with a Controlling Person.

“Agreement” means this Agreement, including the Schedules, as amended from time to time in accordance with its terms.

“Assignment and Assumption Agreement” means one or more assignment and assumption agreements in form and substance reasonably satisfactory to Purchaser and Seller.

“Assumed Contracts” has the meaning set forth in Section 3.1(b).

“Assumed Liabilities” has the meaning set forth in Section 3.2.

“Auction Procedures Order” means the final and non-appealable order entered by the Bankruptcy Court on February 23, 2007, a copy of which is annexed hereto as Exhibit A, (i) approving the terms of the LOI as the “Stalking-Horse Bid” for the Purchased Assets, (ii) authorizing the Seller to conduct an auction for the Purchased Assets , and (iii) establishing procedures for the conduct of the Auction.

“Bankruptcy Case” means the legal proceeding to be commenced by the Seller in the Bankruptcy Court (Case Number: 9:07-BK-10932-SHF) seeking to liquidate the Seller’s business pursuant to Chapter 11 of the Bankruptcy Code.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330, as heretofore and hereafter amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Florida, West Palm Beach division.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and Official Forms that govern procedure in cases under the Bankruptcy Code, as heretofore and hereafter amended.

“Bill of Sale” means one or more bills of sale in form and substance reasonably satisfactory to Purchaser and Seller, which shall include detailed schedules of the Purchased Assets as of the Closing Date.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of West Palm Beach, Florida.

“Closing” has the meaning set forth in Section 9.1.

“Closing Date” has the meaning set forth in Section 9.1.

“Contract” means any written agreement, arrangement, understanding, lease, license, order, purchase order or instrument or other contractual or similar arrangement.

“Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of capital stock, including as trustee (other than a Chapter 11 trustee) or executor, by contract or credit arrangement or otherwise.

“Cure Costs” means all monetary liabilities, including pre-petition monetary liabilities, of Seller that must be paid or otherwise satisfied to cure all of the Seller’s monetary defaults under the Assumed Contracts, if any, at the time of the assumption thereof and assignment to Purchaser as provided hereunder as such amounts are determined by the Bankruptcy Court.

“Encumbrance” means (except for any lien for Taxes or materialmans, contractors or other similar statutory liens, in each case with respect to amounts not yet due) any claim, liability, charge, lease, covenant, easement, encumbrance, security interest, lien, option, pledge, right of others, mortgage, hypothecation, conditional sale or restriction (whether on voting, sale, transfer, defenses, set-off or recoupment rights, disposition or otherwise) against or with respect to tangible or intangible property or rights, whether imposed by agreement, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Law.

“Excluded Assets” has the meaning set forth in Section 3.1.

“Governmental Authority” means any United States federal, state or local, or any foreign, government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Law” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

“Permitted Encumbrances” means (i) any Encumbrance for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings, (ii) any statutory Encumbrance arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due or delinquent, (iii) any minor imperfection of title or similar Encumbrance which individually or in the aggregate with other such Encumbrances could not reasonably be expected to materially adversely affect the condition of the related Purchased Assets or (iv) any Assumed Liabilities.

“Person” means an individual, corporation, partnership, association, limited liability company, trust, joint venture, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended).

“Petition Date” means February 14, 2007, the date on which the Bankruptcy Case commenced.

“Purchase Price” has the meaning set forth in Section 4.1(a).

“Purchased Assets” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Representatives” has the meaning set forth in Section 7.3(a).

“Sale Hearing” means the hearing before the Bankruptcy Court to approve this Agreement and the consummation of the transactions contemplated by this Agreement.

“Sale Motion” means a motion filed with the Bankruptcy Court on the Petition Date seeking entry of the Sale Order.

“Sale Order” means an order of the Bankruptcy Court in substantially the form attached to this Agreement as Exhibit B.

“Seller” has the meaning set forth in the Preamble.

“Seller’s Knowledge” means the actual knowledge of Susan D. Mermer, David C. Warren, Robert E. Drury or Tim Niedecken.

“Tax” or “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Tax authority.

“Tax Return” means any return, declaration, report, claim for refund, information return, statement or other form relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transfer Tax” has the meaning set forth in Section 6.1.

Section 2.2 Terms Generally. As used in this Agreement: (i) words in the singular shall be held to include the plural and vice versa, (ii) words of one gender shall be held to include the other genders as the context requires, (iii) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, (iv) references to Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement, unless otherwise specified, (v) the word “including” and words of similar import when used in this Agreement, shall mean “including, without limitation,” unless otherwise specified, and (vi) the word “or” shall not be exclusive.

ARTICLE III

Purchase And Sale Of Assets; Assumption Of Liabilities

Section 3.1 Purchase and Sale of the Purchased Assets. On the Closing Date, Seller shall transfer, sell, assign and deliver to the Purchaser, and Purchaser shall purchase, accept and assume from Seller, on the terms and subject to the conditions set forth in this Agreement and the Sale Order, all of Seller’s right, title and interest in, to and under the following assets, other than the Excluded Assets (as hereinafter defined) (all such assets and properties are referred to in this Agreement as the “Purchased Assets”), free and clear of all Encumbrances, other than Permitted Encumbrances including, without limitation, the following:

(a)(i) All of Seller’s right, title and interest in, to and under the following property relating primarily to Seller’s “Animal Information Solutions” or “CattleLog” businesses, whether now owned, as of the date hereof, or hereafter acquired (each of the following capitalized terms in this Section 3.1(a) shall have the meanings ascribed to such terms in Article 9 of the Uniform Commercial Code): General Intangibles; Documents; Equipment; Goods; Inventory; trademarks, copyrights and/or patents; and those certain accounts receivable listed on Schedule 3.1(a)(i) to this Agreement; provided, however, that the Purchased Assets shall not, in any event, include the Excluded Assets. For purposes of this Agreement, “Excluded Assets” means (i) those assets listed on Schedule 3.1(a)(ii) to this Agreement, which are all of the assets primarily relating to, used in or useful to Seller’s Food Safety Technologies business, and (ii) any and all cash and cash equivalents of Seller as of the Closing Date; and

(b) All of Seller’s right, title and interest in the Assumed Contracts (as defined and described below). Schedule 3.1(b) sets forth a list of all executory contracts related to Seller’s “Animal Information Solutions” or “CattleLog” businesses (the “Assumed Contracts”). The procedures for assumption and assignment of the Assumed Contracts shall be mutually acceptable to Purchaser and Seller. Seller shall take all action reasonably necessary in order to assume and assign the Assumed Contracts to Purchaser in accordance with Sections 365(a) and (f) of the Bankruptcy Code, and Seller shall pay all costs and expenses associated with such assumption and assignment, including without limitation any Cure Cost. Upon entry of the Sale Order, which order shall include provisions authorizing the assignment and assumption of the Assumed Contracts, such Assumed Contracts shall be assumed by Seller and assigned to Purchaser, and Purchaser shall accept such assignment and assume the Assumed Contracts, and such assumption and assignment shall be effective as of the Closing of this transaction. The assignment of the Assumed Contracts to Purchaser shall be contemporaneous with the Closing.

Section 3.2 Assumption of Contracts and Liabilities. On and as of the Closing Date, in connection with its acquisition of the Purchased Assets, Seller shall assign and transfer, and Purchaser shall accept, assume, and indemnify, defend and hold Seller harmless with respect to, the following contracts, liabilities and obligations of Seller and no others (collectively, the “Assumed Liabilities”):

(a) Assumed Contracts. All rights and obligations of Seller under the Assumed Contracts; provided, however, that Seller shall pay all Cure Costs owing under any of the Assumed Contracts prior to the Closing.

(b) Taxes. Subject to Section 6.2, any liability for Taxes with respect to the ownership of the Purchased Assets for any taxable period (or portion thereof) beginning on or after the Closing Date.

PURCHASER SHALL NOT ASSUME AND SHALL NOT BE LIABLE FOR ANY LIABILITIES AND OBLIGATIONS OF SELLER, REGARDLESS OF THE TYPE OR NATURE OF SUCH LIABILITIES OR OBLIGATIONS, OTHER THAN THE ASSUMED LIABILITIES.

ARTICLE IV

Purchase Price

Section 4.1 Payment of Purchase Price.

(a) The purchase price for the Purchased Assets shall be a sum necessary to satisfy in full, as of the Closing Date, any and all amounts (including principal, accrued interest and fees) outstanding under the Revolving Loan Agreement, Promissory Note and Security Agreement, dated as of October 16, 2006, by and between Seller and Purchaser (the “Promissory Note”) (the “Purchase Price”).

(b) On the Closing Date, the Purchaser shall deliver to Seller (i) the original Promissory Note marked “cancelled, paid in full” and (ii) a UCC termination statement terminating UCC financing statement 63597192 filed with the Delaware Secretary of State on October 18, 2006.

ARTICLE V

Representations And Warranties And Related Undertakings

Section 5.1 Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser as follows:

(a) Organization and Standing. Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b) Authorization; Enforceability. The execution, delivery and performance by Seller of this Agreement, and all of the documents and instruments contemplated hereby to which Seller is a party, are within the corporate power of Seller and have been duly authorized by all necessary corporate action of Seller. This Agreement has been duly executed and delivered by Seller. This Agreement is, and the other documents and instruments required hereby to which Seller is a party will be, subject to the Bankruptcy Code and the Bankruptcy Rules and approval of the Bankruptcy Court, when executed and delivered by the parties thereto, the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

(c) No Conflict or Violation. Upon entry of the Sale Order, the execution, delivery and performance of this Agreement, and of all of the documents and instruments contemplated hereby to which Seller is a party, by Seller do not and will not: (i) conflict with or result in a breach of the certificate of incorporation or bylaws of Seller or (ii) violate any Law or Governmental Order to which Seller is a party or to which Seller is subject.

(d) Litigation. Except claims by Micro Beef Technologies, Inc. (“Micro Beef”) that certain of the Purchased Assets infringe on patents held by Micro Beef, which claims Seller disputes, there is no action, suit, investigation or proceeding pending against, or to Seller’s Knowledge, threatened against Seller before any Governmental Authority which challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

(e) Consents and Approvals. Except for consents, approvals or authorizations of, or filings with, the Bankruptcy Court, and except as included on Schedule 5.1(e) to this Agreement, the execution, delivery and performance of this Agreement, and the other documents and instruments required hereby to which Seller is a party, do not and will not: (i) constitute a violation or breach of any material contract or agreement to which Seller is a party or by which Seller is bound, or require the consent or approval of any party to any such contract or agreement, or give any party to any such contract or agreement a right of termination, cancellation, acceleration or modification thereunder, except where such violation or breach or the failure to obtain such consent or approval would not, in the aggregate, have a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder, or (ii) result in, require or permit the creation or imposition of any Encumbrance, other than Permitted Encumbrances, upon or with respect to the Purchased Assets or the Assumed Contracts.

(f) Title to Purchased Assets. Seller owns good and valid title to the Purchased Assets free and clear of any Encumbrances except the Permitted Encumbrances.

(g) Sufficiency of Assets. Except for the United States Department of Agriculture-approved Process Verified Program, the Purchased Assets and Assumed Contracts include all of the assets and contract rights necessary as of the Closing Date for the operation of the Purchased Assets in the ordinary course in accordance with Seller’s past practice (excluding the Excluded Assets).

(h) Brokers. Except for AgriCapital Corporation and B. Riley & Co., there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement. Seller shall be responsible for payment of any such fee or commission.

(i) Assumed Contracts. Seller is not in material default under any of the Assumed Contracts, and there do not exist any defaults by Seller, material or otherwise, under any of the Assumed Contracts, which such defaults would prevent any such Assumed Contract from being assumed by, and assigned to, Purchaser.

Section 5.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller the following:

(a) Organization and Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of Nebraska. The Trust is the sole member of Purchaser.

(b) Authorization; Enforceability. The execution, delivery and performance by Purchaser of this Agreement, and all of the documents and instruments contemplated hereby to which Purchaser is a party, are within the limited liability company power of Purchaser and have been duly authorized by all necessary limited liability company action of Purchaser. This Agreement has been duly executed and delivered by Purchaser. This Agreement is, and the other documents and instruments required hereby to which Purchaser is a party will be, subject to the

Bankruptcy Code and the Bankruptcy Rules and approval of the Bankruptcy Court, when executed and delivered by the parties thereto, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.

(c) No Conflicts or Violation. The execution, delivery and performance of this Agreement, and all of the documents and instruments contemplated hereby to which Purchaser is a party, by Purchaser do not and will not: (i) conflict with or result in a breach of the Articles of Organization or Operating Agreement of Purchaser or (ii) violate any Law or Governmental Order to which Purchaser is a party or to which Purchaser is subject.

(d) Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser before any Governmental Authority which challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement.

(e) Consents and Approvals. Except for consents, approvals or authorizations of, or filings with, the Bankruptcy Court, and except as included on Schedule 5.2(e) to this Agreement, the execution, delivery and performance of this Agreement, and the other documents and instruments required hereby to which Purchaser is a party, do not and will not: (i) constitute a violation or breach of any material contract or agreement to which Purchaser is a party or by which Purchaser is bound, or require the consent or approval of any party to any such contract or agreement, or give any party to any such contract or agreement a right of termination, cancellation, acceleration or modification thereunder, except where such violation or breach or the failure to obtain such consent or approval would not, in the aggregate, have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder, or (ii) result in, require or permit the creation or imposition of any Encumbrance, other than Permitted Encumbrances, upon or with respect to the Purchased Assets or the Assumed Contracts.

(f) Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Purchaser who might be entitled to any fee or commission from Seller in connection with the transactions contemplated by this Agreement.

Section 5.3 “AS IS” TRANSACTION. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER MAKES NO (AND SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY) REPRESENTATIONS OR WARRANTIES OF ANY KIND, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES OR ANY OTHER MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES, THE ENFORCEABILITY, VALIDITY OR SCOPE OF ANY OF THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES, THE VALUE OF THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES, THE TRANSFERABILITY OR ASSIGNABILITY OF THE PURCHASED ASSETS, ASSUMED

CONTRACTS OR ASSUMED LIABILITIES, THE TITLE TO THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES, THE MERCHANTABILITY OR FITNESS OF THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES FOR ANY PARTICULAR PURPOSE, OR ANY OTHER MATTER OR THING RELATING TO THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES. WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER HEREBY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AS TO ANY OF THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES. PURCHASER FURTHER ACKNOWLEDGES THAT PURCHASER HAS CONDUCTED AN INDEPENDENT INSPECTION AND INVESTIGATION OF THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES AND ALL SUCH OTHER MATTERS RELATING TO OR AFFECTING THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES AS PURCHASER DEEMED NECESSARY OR APPROPRIATE AND THAT IN PROCEEDING WITH ITS ACQUISITION AND ASSUMPTION OF THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES, EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN, PURCHASER IS DOING SO BASED SOLELY UPON SUCH INDEPENDENT INSPECTIONS AND INVESTIGATIONS. ACCORDINGLY, SUBJECT TO THE TERMS AND CONDITIONS OF THIS AGREEMENT, PURCHASER WILL ACCEPT THE PURCHASED ASSETS, ASSUMED CONTRACTS OR ASSUMED LIABILITIES AT THE CLOSING “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS.” THE PARTIES HEREBY ACKNOWLEDGE THAT MICRO BEEF CLAIMS THAT CERTAIN OF THE PURCHASED ASSETS INFRINGE ON PATENTS HELD BY MICRO BEEF (WHICH CLAIMS SELLER DISPUTES), AND THE PARTIES HEREBY AGREE THAT SUCH CLAIMS OR ANY RESOLUTION OF SUCH CLAIMS SHALL NOT IN ANY WAY IMPACT THE PARTIES’ RESPECTIVE RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, PURCHASER’S OBLIGATIONS TO PAY THE PURCHASE PRICE TO SELLER BY CANCELING THE PROMISSORY NOTE AT CLOSING.

ARTICLE VI

Tax Matters

Section 6.1 Transfer Taxes. Purchaser and Seller shall cooperate to obtain an order of the Bankruptcy Court exempting the sale of the Purchased Assets under this Agreement from sales, use, transfer, stamp, duty and value added Taxes, and other similar Taxes and fees which may be payable by reason of the sale of the Purchased Assets under this Agreement or the transactions contemplated herein, to the extent such Taxes exist and are applicable to the transactions contemplated herein (collectively, “Transfer Taxes”). In the event that Purchaser and Seller do not obtain such an exemption order of the Bankruptcy Court and any such Transfer Taxes are assessed at any time thereafter, such Transfer Taxes incurred as a result of the transactions contemplated hereby shall be paid by Seller. Purchaser and Seller agree to provide each other reasonable assistance in the preparation and filing of any and all required Tax Returns for or with respect to such Transfer Taxes with any and all appropriate taxing authorities. Purchaser and Seller shall cooperate to minimize the amount of any such Transfer Taxes to the extent reasonably feasible and shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation.

Section 6.2 Proration of Personal Property Taxes. The parties agree that all property Taxes imposed on or with respect to the Purchased Assets (including, without limitation, property Taxes payable by the tenant or lessee under any lease) will be pro-rated as of the Closing Date and that, notwithstanding any other provision of this Agreement, the economic burden of any such property Tax will be borne by Seller for all periods (or portions thereof) through the Closing Date (“Pre-Closing Period”) and by Purchaser for all periods (or portions thereof) after the Closing Date (“Post-Closing Period”). Accordingly, notwithstanding any other provision of this Agreement, (i) if Seller pays any such property Tax with respect to a Post-Closing Period, Purchaser will reimburse Seller upon demand for the amount of such property Tax; and (ii) if Purchaser pays any such property Tax with respect to a Pre-Closing Period, Seller will reimburse Purchaser upon demand for the amount of such property Tax. Moreover, Seller agrees that any claim or lien asserted by the Indian River County (Florida) Tax Collector for property taxes owed with respect to the Pre-Closing Period will attach to the Seller’s cash.

Section 6.3 Cooperation.

(a) Purchaser and Seller agree to furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets, the Assumed Contracts and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return or other required or optional filings relating to Tax matters, for the preparation for and proof of facts relating to any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any governmental or regulatory inquiry relating to Tax matters.

(b) Purchaser agrees to retain possession, at its own expense, of all accounting, business, financial and Tax records and information (i) relating to the Purchased Assets, the Assumed Contracts or the Assumed Liabilities that are in existence on the Closing Date and transferred to Purchaser hereunder and (ii) coming into existence after the Closing Date that relate to the Purchased Assets, the Assumed Contracts or the Assumed Liabilities before the Closing Date, for a period of at least three years from the Closing Date; provided, however, that the Purchaser, until the expiration of a period ending six years after the Closing Date, shall not dispose of any accounting, business, financial and Tax records and information relating to the Purchased Assets, the Assumed Contracts or the Assumed Liabilities without first notifying the Seller of its intent to do so and giving the Seller a reasonable time to retrieve such records or information. In addition, from and after the Closing Date, Purchaser agrees that it will provide access to Seller and its attorneys, accountants and other representatives (after reasonable notice, during normal business hours and in a manner so as not to interfere with the normal business operations of Purchaser), to the books, records, documents and other information relating to the Purchased Assets or the Assumed Liabilities as Seller may reasonably deem necessary to (A) properly prepare for, file, prove, answer, prosecute or defend any Tax Return, Tax audit, Tax protest, suit or proceeding or (B) administer or complete the Bankruptcy Case.

Section 6.4 Allocation of Purchase Price. The Purchase Price and the amount of the Assumed Liabilities (to the extent they constitute part of the amount realized by Seller for federal income tax purposes) shall be allocated among the Purchased Assets by the parties as soon as practicable after the Closing Date in compliance with the allocation method required by Section 1060 of the Internal Revenue Code, and the parties shall cooperate to comply with all procedural requirements of Section 1060 and the regulations thereunder. Purchaser and Seller agree that they will not take nor will either of them permit any affiliated person to take, for income tax purposes, any position inconsistent with such allocation; provided, however, that (i) Purchaser’s cost for the Purchased Assets may be greater than the amount allocated to reflect Purchaser’s capitalized acquisition costs not included in the total amount so allocated, and (ii) Seller’s amount realized may be less than the amount allocated to reflect Seller’s costs that reduce the amount realized.

ARTICLE VII

Covenants And Additional Agreements

Section 7.1 Approval Proceedings.

(a) Seller shall use its commercially reasonable efforts to obtain, and shall refrain from knowingly taking any action that would be likely to delay, prevent, impede or result in the revocation of the entry by the Bankruptcy Court of, the Auction Procedures Order and the Sale Order.

(b) Seller shall provide notice of the proposed sale of the Purchased Assets, in form and substance reasonably acceptable to Purchaser and in such manner as may be required by Law, to Seller’s creditors, all Governmental Authorities that have filed a notice of appearance in the Bankruptcy Case, all parties to the Assumed Contracts and all parties entitled to notice of the Sale Motion by such date as shall allow sufficient time for the Sale Order to be entered by the Bankruptcy Court on March 15, 2007.

Section 7.2 Operation of the Business. During the period from the execution of this Agreement until the Closing Date, Seller agrees that it will conduct the businesses supported by the Purchased Assets and the Assumed Contracts in the same manner as would a reasonable person in similar circumstances, subject to applicable bankruptcy and creditor protection provisions, which such conduct shall take into account Seller’s current business and financial situation but, to the fullest extent possible, shall be in accordance with Seller’s past custom and practice.

Section 7.3 Access to Information; Confidentiality.

(a) Seller and its officers, employees, auditors and other agents shall afford Purchaser and its Affiliates, officers, employees, auditors, representatives and other agents (collectively, “Purchaser Representatives”) reasonable access during normal business hours and in a manner so as not to interfere with the normal business operations of Seller to the officers, employees, agents, properties, offices, plants and other facilities of Seller and to all books and records of Seller, and shall furnish Purchaser with all financial, operating and other data and information with respect to the Purchased Assets and properties of Seller as Purchaser, its respective officers, employees or agents may reasonably request.

(b) Seller shall promptly provide Purchaser with drafts of all documents, motions, orders, filings or pleadings that Seller proposes to file with the Bankruptcy Court that relate to (i) this Agreement or the transactions contemplated hereunder, (ii) entry of the Auction Procedures Order, (iii) entry of the Sale Order and (iv) the sale of the Purchased Assets by Seller and assignment and assumption of the Assumed Contracts and Assumed Liabilities by Purchaser, and all such documents, motions, orders, filings, or pleadings shall be in a form and substance reasonably acceptable to Purchaser.

(c) Until the Closing Date, except as may be required by Law, neither Purchaser nor any of Purchaser Representatives will disclose to any third party the information concerning Seller that it may have acquired from Seller without the prior written consent of Seller; provided, however, that Purchaser Representatives may disclose any such information which (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by the Purchaser Representatives, (ii) was within the possession of the Purchaser Representatives prior to its being furnished to the Purchaser Representatives by Seller, provided that the source of such information was not known by the Purchaser Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to Seller or any other party or (iii) is or becomes available to the Purchaser Representatives on a nonconfidential basis from a source other than Seller, provided that such source was not known by the Purchaser Representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Seller or any other party with respect to such information. If the transactions contemplated hereby are not consummated, the Purchaser Representatives will return to Seller or destroy the confidential information. In the event that Purchaser or any Purchaser Representative is required by Law or legal process to disclose all or any part of any such confidential information, Purchaser shall promptly notify Seller of the existence, terms and circumstances surrounding such a request so that Seller may seek an appropriate protective order, at Seller’s sole cost and expense, prior to Purchaser’s disclosure of such information.

Section 7.4 Notification of Certain Matters. Seller and Purchaser shall give prompt notice to one another of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate or (ii) any failure of Seller or Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

Section 7.5 Further Action.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use their commercially reasonable efforts to take or cause to be taken all appropriate actions and to do or cause to be done all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as promptly as practicable.

(b) Each party hereto agrees to cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by this Agreement; provided, however, that no party hereto shall be required to compensate any third party to obtain any such consent or approval.

Section 7.6 Litigation. Seller and Purchaser will promptly supply to the other party copies of all litigation or legal proceedings pertaining to the Purchased Assets, Assumed Contracts or Assumed Liabilities which may arise subsequent to the execution of this Agreement but prior to the Closing Date and also will advise the other party promptly in writing of any written threat of litigation or other legal proceeding (including actions or motions in the Bankruptcy Court) which is made between the date of this Agreement and the Closing Date pertaining to the Purchased Assets, Assumed Contracts or Assumed Liabilities or Seller’s or Purchaser’s ability to perform its obligations under this Agreement.

Section 7.7 Filings and Authorizations. Each of Seller and Purchaser, as promptly as practicable, shall (i) make, or cause to be made, all such filings or submissions under Laws applicable to them as may be required for them to consummate the transactions contemplated herein, (ii) use their commercially reasonable efforts to obtain, or cause to be obtained, all authorizations, approvals, consents and waivers from all Persons and Governmental Authorities necessary to be obtained by them in order for them to consummate such transactions and (iii) use their commercially reasonable efforts to take, or cause to be taken, all other actions necessary, proper or advisable in order for them to fulfill their respective obligations hereunder.

Section 7.8 Removal of Purchased Assets. Within sixty (60) days after the Closing, Purchaser shall cause the Purchased Assets to be removed from Seller’s premises at its sole cost and expense; provided, however, that the Purchaser shall pay to the Seller a pro rata portion of the Seller’s monthly rent expense beginning on the Closing Date and ending on the date on which all of the Purchased Assets are removed from the Seller’s premises (to the Seller’s reasonable satisfaction), for the Seller’s leased office space located at 10305 102nd Terrace in Sebastian, Florida. The Purchaser’s pro rata portion of the Seller’s monthly rent expense shall be no more than $4,000 per month, which is approximately 50% of the Seller’s monthly rent expense (representing the approximate percentage of the total rental office space that is utilized by the Purchased Assets, including, without limitation, any employees associated therewith); provided, however, that in the event the monthly rent expense with respect to the office space is discounted at any time, the Purchaser’s pro rata portion of the rent expense shall be reduced accordingly. Purchaser further agrees that from and after the Closing Date risk of loss of the Purchased Assets shall reside with the Purchaser, and Purchaser shall indemnify and hold harmless Seller, its officers, directors, stockholders and agents, from and against any and all loss, liability or expense (including attorneys’ fees) arising from or related to the presence of the Purchased Assets on, or the removal of the Purchased Assets from, Seller’s premises.

Section 7.9 Cash Collateral. Purchaser agrees to allow Seller to use Seller’s cash collateral, subject to a budget, attached hereto as Exhibit C, and a cash collateral order, attached hereto as Exhibit D, that are reasonably satisfactory to Purchaser, until March 15, 2007.

Section 7.10 Employees. Seller and Purchaser agree and acknowledge that Purchaser shall not (except as provided in this Section 7.10), on the Closing Date, be obligated to offer employment to or hire any of Seller’s employees associated with the Purchased Assets and the Assumed Contracts and that Seller may, in its sole and absolute discretion, terminate, at any time on or after the Closing Date, any of Seller’s employees associated with the Purchased Assets and the Assumed Contracts. Purchaser hereby agrees that, prior to the date that is 60 days following the Closing Date, it will consider offering employment to Seller’s employees associated with the Purchased Assets and the Assumed Contracts, at base salaries that are not less than the employees’ base salaries in effect on the date each such employee separates from service from Seller, such that Seller would not have any obligations under Seller’s Severance Plan to those Seller employees offered employment by Purchaser pursuant to this Section 7.10.

ARTICLE VIII

Conditions To The Closing

Section 8.1 Conditions to Obligations of Purchaser. The obligations of Purchaser to effect the Closing shall be subject to the prior and/or simultaneous satisfaction or written waiver by Purchaser of each of the following conditions:

(a) Sale Order. The Sale Order (i) shall have been entered by the Bankruptcy Court, (ii) shall not have been stayed, modified, amended, dissolved, revoked or rescinded without Purchaser’s consent and (iii) shall be in full force and effect on the Closing Date.

(b) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that to the extent such representations and warranties expressly speak as of an earlier date, such representations and warranties shall be true and correct in all material respects as of such specified date), and Purchaser shall have received a certificate, dated the Closing Date and signed by an officer of Seller, to that effect.

(c) Covenants. Seller shall have performed in all material respects all of the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate, dated the Closing Date and signed by an officer of Seller, to that effect.

(d) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Governmental Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

(e) Closing Deliveries. Seller shall have delivered or caused to be delivered to Purchaser each of the items listed in Section 9.2 hereof.

(f) No Termination. This Agreement shall not have been terminated pursuant to Section 10.1.

Section 8.2 Conditions to Obligations of Seller. The obligations of Seller to effect the Closing shall be subject to the prior and/or simultaneous satisfaction or written waiver by Seller of each of the following conditions:

(a) Sale Order. The Sale Order (i) shall have been entered by the Bankruptcy Court, (ii) shall not have been stayed, modified, amended, dissolved, revoked or rescinded without Seller’s consent and (iii) shall be in full force and effect on the Closing Date.

(b) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that to the extent such representations and warranties expressly speak as of an earlier date, such representations and warranties shall be true and correct in all material respects as of such specified date), and Seller shall have received a certificate, dated the Closing Date and signed by an officer of Purchaser, to that effect.

(c) Covenants. Purchaser shall have performed in all material respects all of the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate, dated the Closing Date and signed by an officer of Purchaser, to that effect.

(d) No Governmental Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other Governmental Order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the transactions contemplated by this agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

(e) Closing Deliveries. Purchaser shall have delivered or caused to be delivered to Seller each of the items listed in Section 9.3 hereof.

(f) No Termination. This Agreement shall not have been terminated pursuant to Section 10.1.

ARTICLE IX

Closing

Section 9.1 Closing. The closing (the “Closing”) of the transactions contemplated in this Agreement shall take place no later than three Business Days following the Sale Hearing provided that the Bankruptcy Court enters an order modifying the ten-day stay contained in Bankruptcy Rule 6004(g), failing which such date shall be on the first Business Day after the stay expires or on an earlier date as mutually agreed to by Seller and Purchaser (the “Closing Date”) at the offices of Greenberg Traurig, P.A., located at 1221 Brickell Avenue, Miami, Florida 33131 or such other time and place as the parties may agree.

Section 9.2 Documents to be Delivered at Closing by Seller. At the Closing, Seller shall properly execute (if necessary) and deliver (or cause to be delivered) to Purchaser:

(a) A Secretary’s Certificate in customary form.

(b) The Bill of Sale, duly executed by Seller.

(c) The Assignment and Assumption Agreement with respect to the Assumed Contracts and Assumed Liabilities, duly executed by Seller.

(d) A Transition Services Agreement in the form attached as Exhibit E.

(e) Certified copies of the Sale Order and a copy of the docket sheet for the Bankruptcy Case showing its entry and that no order has been entered that modifies, amends, stays, dissolves, revokes or rescinds such order and that no motion seeking any such relief has been filed.

(f) A certificate of an officer of Seller referred to in Section 8.1(b) and (c) in the form reasonably acceptable to Purchaser.

(g) A cross-receipt for (i) the Purchase Price paid by Purchaser to Seller at the Closing by delivery of the Promissory Note marked “canceled, paid in full” by Purchaser to Seller and (ii) the Purchased Assets, Assumed Contracts and Assumed Liabilities purchased and assumed by Purchaser at Closing.

(h) Such other documents and instruments as are contemplated in this Agreement or as Purchaser or Purchaser’s counsel may reasonably request in order to evidence or consummate the transactions contemplated by this Agreement or to effectuate the purpose or intent of this Agreement.

Section 9.3 Documents to be Delivered at Closing by Purchaser. At the Closing, Purchaser shall properly execute (if necessary) and deliver (or caused to be delivered) to Seller:

(a) A Secretary’s Certificate in customary form.

(b) Original Promissory Note marked “canceled, paid in full.”

(c) A UCC termination statement terminating UCC financing statement 63597192 filed with the Delaware Secretary of State on October 18, 2006.

(d) Prepayment Letter from Purchaser to Seller noting the full amount outstanding (including principal, accrued interest and fees) due under the Promissory Note as of the Closing Date.

(e) The Assignment and Assumption Agreement with respect to the Assumed Contracts and Assumed Liabilities, duly executed by Purchaser.

(f) A Transition Services Agreement in the form attached as Exhibit E.

(g) A certificate of an officer of Purchaser referred to in Section 8.2(b) and (c) in the form reasonably acceptable to Seller.

(f) A cross-receipt for (i) the Purchase Price paid by Purchaser to Seller at the Closing by delivery of the Promissory Note marked “canceled, paid in full” by Purchaser to Seller and (ii) the Purchased Assets, Assumed Contracts and Assumed Liabilities purchased and assumed by Purchaser at Closing.

(g) Such other documents and instruments as are contemplated in this Agreement or as Seller or Seller’s counsel may reasonably request in order to evidence or consummate the transactions contemplated in this Agreement or to effectuate the purpose or intent of this Agreement.

ARTICLE X

Termination, Amendment And Waiver

Section 10.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by Purchaser or Seller if the Closing shall not have occurred on or before April 15, 2007, (provided that the right to terminate this Agreement under this Section 10.1(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, the failure of the Closing to occur on or before such date).

(b) by mutual written consent of Purchaser and Seller;

(c) by Purchaser and/or Seller, if Seller obtains, pursuant to the Auction Procedures Order, a binding offer at the Sale Hearing for the Purchased Assets that is the highest and best offer received, and will enable Seller to pay to Purchaser an amount equal to the entire Purchase Price to Purchaser, in immediately available funds, at the closing with such other bidder;

(d) by Purchaser or Seller, if the Bankruptcy Court or any other court of competent jurisdiction in the United States or other Governmental Authority shall have issued an order, decree, ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use commercially reasonable efforts to lift) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

(e) by Purchaser if there is a material breach by Seller of any representation, warranty or covenant of Seller under this Agreement and Seller is unable or shall fail or refuse to cure such breach within 30 days after written notice from Purchaser specifying such breach; and

(f) by Seller if there is a material breach by Purchaser of any representation, warranty or covenant of Purchaser under this Agreement and Seller is unable or shall fail or refuse to cure such breach within thirty 30 days after written notice from Seller specifying such breach.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1 hereof, this Agreement shall become void and have no effect and there shall be no liability on the part of any party hereto or its Affiliates, directors, officers, stockholders or agents; provided, however, that, if this Agreement is terminated because of a breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the non-terminating party’s failure to comply with its obligations under this Agreement, then the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE XI

Miscellaneous

Section 11.1 Survival. Except for the covenants and agreements of the parties that are to be performed after the Closing Date, none of the representations, warranties, covenants and agreements of the parties contained in this Agreement or in any certificate or other document delivered by the parties prior to or at the Closing shall survive the Closing.

Section 11.2 Expenses. Except as otherwise specifically set forth in this Agreement and in the Auction Procedures Order, Seller and Purchaser shall each bear the expenses incurred by them in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated in this Agreement. Notwithstanding the foregoing, and pursuant to the terms of the Auction Procedures Order, Purchaser may recover fees and costs as part of its allowed secured claim, as provided under applicable law.

Section 11.3 Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Florida, without regard to conflicts of laws principles, and, to the extent applicable, the Bankruptcy Code. If the Bankruptcy Court does not have subject matter jurisdiction over any action or proceeding arising out of or relating to this Agreement, then each party (i) agrees that all such actions or proceedings shall be heard and determined in federal court of the United States for the Southern District of Florida, (ii) irrevocably submits to the jurisdiction of such court in any such action or proceeding, (iii) consents that any such action or proceeding may be brought in such court and waives any objection that such party may now or hereafter have to the venue jurisdiction or that such action or proceeding was brought in an inconvenient court and (iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his or its address as provided in Section 11.4 (provided that nothing herein shall affect the right to effect service of process in any other manner permitted by Florida Law).

Section 11.4 Notices. All communications, notices and disclosures required or permitted by this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by messenger or one Business Day after having been sent by overnight delivery service, or three Business Days after the date when mailed by registered or certified United States mail, postage prepaid, return receipt requested, or when received via telecopy, telex or other electronic transmission, in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party.

Section 11.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 11.6 No Assignment; Benefit to Third Parties.

(a) No party may assign its rights and obligations under this Agreement without the prior written consent of the other party, except that Purchaser may assign all or any of its rights and obligations hereunder to any Affiliate of Purchaser upon the execution of a written instrument whereby any such assignee agrees to assume all of the assignor’s obligations hereunder and be bound by all the terms and conditions of this Agreement; provided further that any such assignment shall not relieve the Purchaser of its obligations hereunder. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and permitted assigns.

(b) The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns and are not intended to, and shall not, confer third-party beneficiary rights upon any other Person.

Section 11.7 Entire Agreement. This Agreement, including the Exhibits and the Schedules attached to it, is and shall be deemed to be the complete and final expression of the agreement between the parties as to the matters contained in and related to this Agreement and supersedes any previous agreements between the parties pertaining to such matters, including, without limitation, the Letter of Intent, dated February 14, 2007, between the parties hereto.

Section 11.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

Section 11.9 Waiver. At any time prior to the Closing Date, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights. The waiver by any party of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or similar breach.

Section 11.10 Amendment. This Agreement may only be amended by written agreement executed by each of the parties hereto.

Section 11.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof, and this Agreement shall be interpreted so as to most fully give effect to its terms and still be valid and enforceable; provided, however, that any provision altered pursuant to this Section 11.11 shall not result in a material adverse impairment of the rights or obligations of any party hereto.

Section 11.12 Further Assurances. From time to time after the Closing Date, at either party’s request and without further consideration, the non-requesting party shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and shall take such other action as the requesting party may reasonably request in order more effectively to convey, transfer, reduce to possession or record title to any of the Purchased Assets purchased pursuant to this Agreement. At either party’s request, the non-requesting party shall cooperate and use its commercially reasonable efforts to have its officers, employees and agents cooperate with the requesting party on or after the Closing Date by furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving the requesting party and which are based on contracts, leases, arrangements or acts of the non-requesting party which were in effect or occurred on or prior to the Closing Date.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives under seal as of the day and year first above written.

Seller:

EMERGE INTERACTIVE, INC.
10305 102nd Terrace
Sebastian, Florida 32958

By:	/s/ David C. Warren	[SEAL]
Its:	President & CEO

Seller’s Counsel:

Melvin E. Tull, III
Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219-4074

Purchaser:

BFT ACQUISITION, LLC
115 S. 14th Street
Geneva, Nebraska 68361

By:	The Biegert Family Irrevocable Trust, Dated June 11, 1998, its sole member

By:	/s/ Judith Ackland	[SEAL]
Its:	Trustee

Purchaser’s Counsel:

Todd A. Richardson
Blackwell Sanders Peper Martin LLP
1620 Dodge St., Suite 2100
Omaha, Nebraska 68102

Schedule 3.1(a)(i)

Accounts Receivable

1. Tom L. Tippens - PCC Notes Receivable - dated 8 March 2005

2. Tim Stump - Agreement to Suspend Enforcement of Judgment - dated 1 March 2004

3. Luis Aree Suarez - Note Receivable - dated 3 July 2003

Schedule 3.1(a)(ii)

Excluded Assets

The Food Safety Technologies (“FST”) Assets include the following:

•	Inventory—raw materials related to CIS and Solo Products

•	Prepaid royalties to both Iowa State University Research Foundation (“ISURF”) and Clare Chemical

•	Fixed assets, including, without limitation:

➢	Construction in progress for CIS units;

➢	VerifEYE manufacturing tooling and molds; and

➢	VerifEYE demo units.

•	CIS units under lease at Plainview and Ft. Morgan

•	Licenses for intellectual property from ISURF and Clare Chemical

•	Equipment leased pursuant the Shimadzu capital lease

Schedule 3.1(b)

Assumed Contracts

1. Memorandum of Understanding by and between eMerge Interactive, Inc. and Cattleman’s Choice Loomix, LLC, dated as of August 29, 2005.

2. Memorandum of Understanding by and between eMerge Interactive, Inc. and ADM-Alliance Nutrition, Inc., dated as of February 25, 2006.

3. Memorandum of Understanding by and between eMerge Interactive, Inc. and Beef Marketing Group, dated as of September 12, 2006.

4. Cooperative Marketing Agreement by and between eMerge Interactive, Inc. and Power Genetics, dated as of July 7, 2006.

5. Contractor Agreement by and between eMerge Interactive, Inc. and Missy Bonds, dated as of August 1, 2006.

6. Contractor Agreement by and between eMerge Interactive, Inc. and Larry Roberts, dated as of August 31, 2006.

7. Contractor Agreement by and between eMerge Interactive, Inc. and South Texas Animal ID, dated as of October 24, 2006.

8. Contractor Agreement by and between eMerge Interactive, Inc. and Steven Searcy, dated as of December 14, 2006.

9. Contractor Agreement by and between eMerge Interactive, Inc. and Owen Johnson, dated as of December 15, 2006.

Schedule 5.1(e)

Seller Consents

NONE.

Schedule 5.2(e)

Purchaser Consents

NONE.

Exhibit A

Auction Procedures Order

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF FLORIDA

WEST PALM BEACH DIVISION

WWW.FLSB.USCOURTS.GOV

IN RE:

EMERGE INTERACTIVE, INC.		CASE NO. 07-10932-BKC-SHF

Debtor.		CHAPTER 11
/

ORDER GRANTING, IN PART, AND DENYING, IN PART, DEBTOR’S

EMERGENCY MOTION FOR AN ORDER APPROVING BID

PROTECTION AND SALE PROCEDURES AND NOTICE OF HEARING

THIS CASE came on for hearing on February 15, 2007 at 2:00 p.m. (the “Hearing”), upon the Emergency Motion of eMerge Interactive, Inc., the debtor-in-possession (“eMerge” or the “Debtor”), for an Order Approving Bid Protection and Sale Procedures filed with this Court on February 14, 2007 (the “Motion”).

The Motion seeks entry of an order: (i) authorizing and approving a break up fee in the amount of $30,000.00 in favor of the Biegert Family Irrevocable Trust, Dated June 11, 1998 (the “Biegert Trust”), the proposed buyer of the Debtor’s assets; (ii) authorizing and approving an initial minimum overbid for competing offers in the amount of $10,000.00; and (iii) establishing bidding procedures in connection with the hearing on the sale of substantially all of the Debtor’s assets related to its CattleLog business (“CattleLog Assets”).

The Hearing was scheduled as an emergency hearing, and notice of the Hearing was provided by electronic transmission, facsimile, and/or United States first class mail to the secured creditors, the twenty largest unsecured creditors, and the United States Trustee.

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Upon consideration of: (i) the Motion; (ii) the arguments of counsel for the Debtor, counsel for the Biegert Trust, counsel for MicroBeef Technologies, Inc. (“MicroBeef”) and the United States Trustee; and (iii) other matters of record, the Court issues the following findings of fact and conclusions of law:

A. The Court has jurisdiction over this case under 28 U.S.C. § 1334(b).

B. This is a core proceeding pursuant to 28 U.S.C. § 157(b)(2).

C. It is in the best interest of the Debtor to sell the CattleLog Assets in accordance with the terms of the Motion.

THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:

1. The Motion is granted, in part, and denied, in part, to the extent provided herein.

2. The Biegert Trust shall not be entitled to a break up fee. This is without prejudice to the claim of the Biegert Trust to recover fees and costs as part of its allowed secured claim, as provided under applicable law.

3. The Biegert Trust’s offer to purchase the CattleLog Assets is subject to higher and better offers which would result in consideration to the Debtor in an amount at least $10,000.00 greater than the amount offered under that certain letter of intent by and between the Debtor and the Biegert Trust dated February 14, 2007 (the “LOI”).

4. This Court will conduct a hearing on March 15, 2007 at 1:30 p.m. Eastern Standard Time (“Sale Hearing”) at the following location: Flagler Waterview Building, 1515 N. Flagler Dr., Room 801, Courtroom B, West Palm Beach, FL 33401, to consider the Debtor’s Motion for an Order Approving Sale of Assets to the Biegert Trust Free and Clear of All Liens, Claims, and Encumbrances (“Sale Motion”) and will consider any higher or better

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offers to purchase the CattleLog Assets, provided such offers are made in accordance with the procedures outlined in this Order.

5. Any party other than Biegert (“Competing Bidder”) who intends to submit a competing offer to purchase the CattleLog Assets to be considered at the Sale Hearing must comply with the following procedures:

(a)	Competing Bidders must deliver to eMerge and file with the Court no later than 4:30 p.m. Eastern Standard Time on March 7, 2007 (“Bid Deadline”) a purchase offer together with a form of definitive agreement similar to the one executed by the Biegert Trust (with a markup indicating changes). The Biegert Trust and Debtor shall finalize the Definitive Agreement on or prior to March 1, 2007. A copy of the definitive agreement with the Biegert Trust to purchase the CattleLog Assets (“Definitive Agreement”) may be obtained by contacting counsel for the Debtor;

(b)	All purchase offers must equal or exceed the Purchase Price set forth in the LOI, plus $10,000.00. The Purchase Price in the LOI is the amount necessary to satisfy in full, as of the Closing Date, any and all amounts (including principal, accrued interest and fees, if any) outstanding under that certain Revolving Loan Agreement, Promissory Note and Security Agreement, dated October 16, 2006, by and between eMerge and Biegert (the “Loan Agreement”). The amount of the Biegert secured claim as of the anticipated Sale Hearing Date of March 15, 2007, is $1,534,744.42 in principal and interest as of March 15, 2007 (plus a per diem of $344.63 from March 15, 2007 until paid in full), plus attorneys fees and costs in an amount to disclosed by Biegert and approved by the Court at the commencement of the Sale Hearing on March 15, 2007.

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(c)	The Court will conduct an auction at the Sale Hearing among all Competing Bidders who have complied with all aspects of this paragraph 5 (“Qualifying Bidders”);

(d)	All Competing Bidders shall pay an escrow deposit of $100,000.00 or put up a letter of credit equivalent, and such deposit shall be submitted prior to the Bid Deadline. Such escrow deposit shall be held by counsel for the respective Competing Bidder. If a Competing Bidder is not represented by counsel, such Competing Bidder will timely submit the deposit to Debtor’s counsel;

(e)	Other than Debtor’s ability to close and deliver the assets, purchase offers cannot be subject to any conditions, including, but not limited to, any condition based upon the Competing Bidder’s ability to obtain financing;

(f)	The CattleLog Assets shall be sold without any representations or warranty of any type, except for those specifically enumerated in the Definitive Agreement;

(g)	All Competing Bidders conducting due diligence of the Debtor must first execute an agreement acknowledging that all material obtained through such due diligence is confidential and such shall not be disclosed or used for any purpose other than evaluating an offer as described herein (“Confidentiality Agreement”).

THE OBLIGATIONS IMPOSED UPON COMPETING BIDDER THROUGH THE CONFIDENTIALITY AGREEMENT ARE INCORPORATED HERE AS IF FULLY SET FORTH AND, AS SUCH, CONSTITUTE AN ORDER OF THIS COURT. IN ADDITION TO ANY OTHER REMEDIES AVAILABLE, THE COURT RESERVES JURISDICTION TO ENFORCE THE CONFIDENTIALITY AGREEMENT, INCLUDING AFTER A CLOSING OF THE SALE OF THE CATTLELOG ASSETS.

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6. Any Competing Bidder who complies with all procedures provided in this Order shall be deemed a Qualified Bidder and as such will be entitled to increase its bid at the Sale Hearing. Biegert and MicroBeef are Qualified Bidders and will be entitled to increase their respective bids at the Sale Hearing. Notwithstanding the Court’s recognition of MicroBeef as a Qualified Bidder, MicroBeef must comply with the procedures set forth in this Order.

7. The Debtor will provide all Qualified Bidders twenty-four hours notice of any other person/entity becoming a Qualified Bidder.

8. Objections to any submitted bid or the Sale Motion must be filed with the Court no later than 4:30 p.m. Eastern Standard Time on March 12, 2007.

9. Biegert, MicroBeef, and any Competing Bidder shall keep confidential any information obtained from the Debtor, any other party, or their respective attorneys, representatives, employees, or affiliates in connection with due diligence conducted related to the sale of the CattleLog Assets. Notwithstanding the sale of the CattleLog Assets, the Court maintains jurisdiction to enforce the provisions of this Order.

10. All Competing Bidders shall be permitted to speak with the Debtor’s current employees regarding matters strictly related to the CattleLog Assets as a part of such Competing Bidder’s due diligence, however, Competing Bidders shall be prohibited from making a binding offer of post-sale employment until such Competing Bidder’s bid is named the highest and best by the Court. Moreover, MicroBeef is prohibited from discussing any claim of alleged patent infringement by Debtor with such employees .

11. To the extent such agreement exists, any confidentiality agreement between the Debtor and any current or past employee will be included in the CattleLog Assets.

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12. The Debtor shall disclose to Competing Bidders that it is aware that MicroBeef alleges a claim of patent infringement by Debtor, and that the Debtor disputes such claim.

13. The Debtor is not attempting to sell, and is therefore not selling, the CattleLog Assets free and clear of any prospective patent or patent infringement claims asserted by MicroBeef. Consequently, any purchaser of the CattleLog Assets takes such assets with notice of a possible future claim of patent infringement by MicroBeef; provided, however, the purchaser is not assuming any liabilities for alleged damages related to patent infringement which arise on or before closing of the sale of the CattleLog Assets.

14. This Court retains jurisdiction with respect to all matters arising from or related to the implementation of this Order.

Submitted by:

Jimmy D. Parrish, Esq.

R. Scott Shuker, Esq.

Latham, Shuker, Barker, Eden & Beaudine, LLP

390 North Orange Ave., Suite 600

Orlando, FL 32801

Copy furnished to:

R. Scott Shuker, Esq.

John B. Hutton, Esq.

(Attorney Shuker is directed to serve conformed copies of this Order upon all interested parties immediately upon receipt thereof, and to file a Certificate of Service with the Court confirming such service.)

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Exhibit B

Sale Order

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF FLORIDA

www.flsb.uscourts.gov

West Palm Beach Division

IN RE:		CASE NO.: 07-10932-BKC-SHF
Chapter 11
EMERGE INTERACTIVE, INC.,

Debtor.
/

ORDER (I) APPROVING SALE OF ASSETS FREE AND CLEAR OF LIENS, CLAIMS

AND ENCUMBRANCES TO BFT ACQUISITION, LLC AND (II) APPROVING

ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY CONTRACTS

THIS CAUSE came before the Court on March 15, 2007, at 1:30 p.m. in West Palm Beach, Florida (the “Hearing”) upon (1) the Motion of the Debtor-in-Possession for an Order Approving Sale of Assets Free and Clear of Liens, Claims and Encumbrances (the “Sale Motion”) and (2) the Motion of the Debtor-in-Possession for an Order Approving Assumption and Assignment of Leases and Executory Contracts, as such Motion pertains to the Cattlelog contracts (“Motion to Assume and Assign”), both filed by the Debtor, eMerge Interactive, Inc. (the “Debtor”). Procedurally, the Sale Motion came before the Court upon the Order Granting, in Part, and Denying in Part, Debtor’s Emergency Motion for an Order Approving Bid Protection and Sale Procedures and Notice of Hearing, entered by the Court on February 23, 2007 (C.P.             ) (the “Bid Procedures Order”).

The Bid Procedures Order provided for, among other things, the Debtor’s Cattlelog assets to be sold, pursuant to the terms of the Asset Purchase Agreement by and between BFT

Acquisition, LLC1 and eMerge Interactive, Inc. (the “Purchase Agreement”), as filed with the Court on March 1, 2007, free and clear of liens, claims and encumbrances, with any such liens, claims or encumbrances to attach to the proceeds at an auction sale (the “Auction”) to be held in open court on March 15, 2007, at 1:30 p.m., should Qualifying Bidders (as such term is defined in the Bid Procedures Order) other than the bid of BFT Acquisition, LLC (the “Purchaser’s Bid”) be timely received by no later than March 7, 2007, at 4:30 p.m. (prevailing Eastern Time) (the “Bid Deadline”), pursuant to Sections 363(b), (f) and (m), and Sections 365(b) and (f). Capitalized terms not otherwise defined in this Order shall have the meaning ascribed to such terms in the Bid Procedures Order and Purchase Agreement.

At the Hearing, the Court was advised by the Debtor that no Qualified Bids were received in accordance with the Bid Procedures Order.

The Court, having read and considered the Sale Motion and the Motion to Assume and Assign, the terms of the Purchase Agreement, the Bid Procedures Order, [and any objections filed], having obtained certain proffers on the record, having considered arguments of counsel, and being otherwise duly advised in the premises, hereby finds and concludes as follows:

A. The Court has jurisdiction to hear and determine the Sale Motion, the Motion to Assume and Assign, and all related matters pursuant to 28 U.S.C. §§ 1334 and 157. The Sale Motion, the Motion to Assume and Assign and the relief requested in both are core proceedings pursuant to 28 U.S.C. §§ 157(b)(2)(A), (N) and (O). The statutory predicates for the relief granted herein are Sections 363(b), (f) and (m) and Sections 365(b) and (f) of the Bankruptcy

[1]

The Beigert Family Irrevocable Trust dated June 11, 1998 (the “Trust”) has caused BFT Acquisition, LLC (“BFT” or the “Purchaser”) to be formed, with the Trust as the sole member of the Purchaser, for the purpose of taking title to the Purchased Assets and assuming the Assumed Contracts and the Assumed Liabilities.

Code, as supplemented by Rules 2002, 6004, 9007 and 9014 of the Federal Rules of Bankruptcy Procedure.

B. Notice of the hearing on the Sale Motion and the Motion to Assume and Assign was timely and properly given in compliance with the Bid Procedures Order entered in this case, Bankruptcy Code Sections 102(1) and 363, Bankruptcy Rules 2002 and 6004, and was reasonable and appropriate under the circumstances.

C. Under the circumstances, a reasonable opportunity to object or be heard regarding the relief requested in the Sale Motion and the Motion to Assume and Assign has been afforded to all interested parties, including without limitation (a) all entities who claim any interest in or lien upon the assets to be sold to the Purchaser at the Closing; (b) all governmental taxing authorities who have, or as a result of the sale of the Debtor’s assets may have, claims, contingent or otherwise, against the Debtor; and (c) all parties who filed requests for notice under Bankruptcy Rule 2002.

D. The Court, after consideration of evidence submitted in the form of proffers at the Hearing, determined that Purchaser’s Bid consisting of a credit bid in the amount of $                    , which represents the entire amount of its secured claims as of the anticipated Closing Date, on the terms set forth in the Purchase Agreement, was the highest and the best offer for the Purchased Assets (as such term is defined in the Purchase Agreement”). Accordingly, pursuant to the Bid Procedures Order, BFT is the successful bidder.

E. The Debtor has demonstrated that the sale of the Purchased Assets to BFT, pursuant to the terms of the Purchase Agreement and this Order is based on sound business justification, and such a sale is in the best interests of the Debtor’s estate.

F. BFT is not an insider or an affiliate of the Debtor.

G. BFT did not engage in any conduct that would allow the sale of the Purchased Assets to be set aside pursuant to Bankruptcy Code section 363(n).

H. The Purchase Agreement was negotiated and has been and is undertaken by the Debtor and BFT at arm’s length, without collusion and in good faith within the meaning of Section 363(m) of the Bankruptcy Code. As a result of the foregoing, the Debtor and BFT are entitled to the protections afforded under Bankruptcy Code Section 363(m).

I. The Debtor may sell the Purchased Assets free and clear of all liens, claims and encumbrances against the Purchased Assets because, as required by Bankruptcy Code Section 363(f), the holders of such liens have consented to the sale, subject to any and all liens against the Debtor’s interests and rights in such Purchased Assets, and any related rights, attaching to the proceeds of the sale.

J. The Debtor has authority to execute the Purchase Agreement, together with such additional documents and instruments that may be reasonably necessary or desirable to implement the Purchase Agreement, and to take such other and further actions as may reasonably be necessary and requested by BFT for the purpose of assigning, transferring, granting, conveying and conferring the Purchased Assets to BFT and to effectuate the terms and provisions of this Order.

K. Pursuant to the Motion to Assume and Assign, the Debtor has sought the authority to assume and assign to BFT the CattleLog executory contracts set forth on Exhibit A (the “Assumed Contracts”). As set forth in the Purchase Agreement, the Cure Costs, if any, for each of the Assumed Contracts shall be paid by the Debtor. Pursuant to the Purchase Agreement, BFT may also elect to assume any other contracts of the Debtor relating to the Purchased Assets that are not executory in nature. Notice of the Motion to Assume and Assign was provided to all known creditors and all counter-parties to the Assumed Contracts. The Debtor is able to pay the Cure Costs arising from the Assumed Contracts, and BFT, as the successful bidder, has furnished adequate assurance of future performance of the Assumed Contracts.

L. The transactions contemplated by the Purchase Agreement are determined to be under or in contemplation of a plan of reorganization or liquidation to be confirmed under Section 1129 of the Bankruptcy Code, and therefore, the transfer of the Purchased Assets to BFT and the related transactions are exempt under Section 1146(c) of the Bankruptcy Code from any transfer, stamp, sales, use or similar tax or any so-called “bulk-sale” law in all necessary jurisdictions related to the sale and transfer of the Purchased Assets to BFT .

Accordingly, it is hereby,

ORDERED AND ADJUDGED as follows:

1. The Sale Motion is GRANTED.

2. The Motion to Assume and Assign is GRANTED.

3. [The objections are overruled].

4. The terms, conditions, and transactions contemplated by the Purchase Agreement (as defined above), are hereby approved in all respects. The sale of the Purchased Assets is authorized under Sections 105, 363(b) and 365 of the Bankruptcy Code, and the Debtor and BFT are authorized and directed to perform their respective obligations under the Purchase Agreement and related documents. The transactions contemplated by the Purchase Agreement were undertaken by the Debtor and BFT at arm’s length, without collusion and in good faith within the meaning of Section 363(m) of the Bankruptcy Code and BFT is entitled to the protections of Section 363(m) of the Bankruptcy Code. The transaction contemplated by the Purchase Agreement shall close pursuant to the terms of Section 9.1 of the Purchase Agreement regardless of the pendency of any appeal if no stay pending appeal has been issued by any court of competent jurisdiction.

5. In compliance with Section 363(f) of the Bankruptcy Code, the Purchased Assets subject to valid and enforceable liens, claims, interests and encumbrances, will be sold at the Closing free and clear of all such liens, claims, interests and encumbrances, and the liens, claims, interests and encumbrances will attach to the net proceeds of the sale, if any, with the same validity, priority, force and effect as such liens, claims, interests and encumbrances had upon the Purchased Assets immediately prior to the Closing. Notwithstanding the foregoing, any statutory tangible personal property tax lien of the Indian River County Tax Collector shall attach to the cash in the Debtor’s estate, with the same validity, priority, force and effect as any such liens had upon the Purchased Assets immediately prior the closing.

6. The transactions contemplated by the Purchase Agreement constitute transfers for reasonably equivalent value and fair consideration under the Bankruptcy Code, the laws of the State of Florida and all other applicable state laws, including those relating to fraudulent conveyance and fraudulent transfers.

7. Purchaser shall not be liable in any way (as successor entity or otherwise) for any present or future claims (as defined in Section 101(5) of the Bankruptcy Code) that any third party may have against the Debtor, including, without limitation, excluded liabilities, product liability, patent infringement and any environmental liability claims. Purchaser shall not assume any liabilities of the Debtor other than the Assumed Liabilities. Third parties are permanently enjoined and restrained from asserting and prosecuting against Purchaser or its affiliates such present or future claims, or any claims which such third party has against the Debtor or any of Debtor’s affiliates or in connection with Debtor’s ownership, conduct and operations of the CattleLog business, other than claims on account of the Assumed Liabilities. Absent such exculpation provisions in favor of Purchaser, the sale could not be consummated, or could be consummated only on terms substantially less favorable to the Debtor’s estates than those stated in the Purchase Agreement.

8. Pursuant to Sections 363(b), 363(f), 365(b) and 365(f) of the Bankruptcy Code, the Debtor is hereby authorized to assume and assign each of the Assumed Contracts to BFT at the Closing (together with any other contracts designated by BFT that are not executory in nature). [BFT may elect at any time prior to closing not to assume any or all of the Assumed Contracts, and, to such extent, the Debtor may file a motion to withdraw the assumption request as to such Assumed Contracts.] BFT is authorized to receive the assignment of the Assumed Contracts at the Closing in accordance with Sections 363 and 365 of the Bankruptcy Code as of the Closing.

9. The Assumed Contracts (together with any other contracts that are not executory in nature), shall be transferred to, and shall remain in full force and effect and deemed valid and binding for the benefit of BFT in accordance with their respective terms, notwithstanding any provision in such Assumed Contracts (including those of the type described in 11 U.S.C. § 365(b)(2) and (f)) that prohibits, restricts, or conditions such assignment or transfer.

10. The Debtor has represented that there are no amounts due under any of the Assumed Contracts, and none of the counter-parties to the Assumed Contracts has raised an objection. Any party that failed to assert a cure claim in response to the Motion to Assume and Assign has waived any right to seek any cure amount, and is hereby deemed to have consented to a Cure Cost of $0.00. BFT shall assume all obligations of the Debtor arising from and after the Closing under the Assumed Contracts and shall not assume any obligation under the Assumed Contracts accruing thereunder prior to the Closing. Debtor is ordered to pay any Cure Costs payable to the other parties to the Assumed Contracts consistent with the terms of the Purchase Agreement, and all parties to the Assumed Contracts shall have no claim against BFT for such Cure Costs. Upon assumption and assignment of any of the Assumed Contracts, the Debtor and its estate shall be relieved of any liability for breach of such contract whether occurring before or after such assumption and assignment in accordance with Section 365(k) of the Bankruptcy Code, subject to the Debtor’s obligation to pay any Cure Costs provided for herein.

11. Based upon the absence of objection from any other party to the Assumed Contracts, the Court finds that BFT has provided adequate assurance of future performance under each such Assigned Contract.

12. This Order shall be binding upon the Debtor, its estate, all creditors, any other affected third parties, including, but not limited to, parties asserting a claim or interest in the Purchased Assets, and the respective successors and assigns of any of the foregoing, including, but not limited to, any trustee appointed in the Debtor’s chapter 11 case or any subsequent chapter 7 case.

13. The transfer of the Purchased Assets to BFT is deemed to be part of a plan pursuant to Section 1146(c) of the Bankruptcy Code and does not and will not subject the Debtor or BFT, its affiliates or its designees to any liability for a stamp tax or similar tax, including, without limitation, any transfer tax, or pursuant to any so-called bulk transfer law, to the fullest extent permitted by Section 1146(c) of the Bankruptcy Code. All filing officers shall be, and they hereby are, directed to accept for recording or filing, and to record or file those documents by which the Purchased Assets will be assigned and conveyed that are intended to be recorded or filed and that are presented to them for recording or filing, immediately upon presentation thereof, without payment of such taxes, and all recording officers are hereby directed to comply with the provisions of this Order.

14. The provisions of Rules 6004(g) and 6006(d) shall not apply to stay consummation of the sale of the Purchased Assets to BFT under the Purchase Agreement, as contemplated in the Sale Motion and approved by this Order, and the Debtor and BFT are hereby authorized to consummate the transactions contemplated and approved herein immediately upon entry of this Order.

15. This Court retains jurisdiction with respect to all matters arising or related to the construction, interpretation or enforcement of this Order.

###

Submitted by:

Scott Shuker, Esq.

Copies furnished to:

Scott Shuker, Esq.

Latham, Shuker, Barker, Eden & Beaudine, LLP

390 N. Orange Avenue, Ste. 600

Orlando, FL 32801-1684

John B. Hutton, Esq.

Greenberg Traurig, P.A.

1221 Brickell Avenue

21st Floor

Miami, FL 33131

(Attorney Shuker is directed to serve conformed copies of this Order upon all creditors and interested parties immediately upon receipt thereof and to file a Certificate of Service with the Court).

Exhibit C

Budget

WEEKLY CASH FORECAST

		Weeks Ending
	12 -Feb -2007	19 -Feb -2007	26 -Feb -2007	2 -Mar -2007	12 -Mar -2007
AIS Revenues		5,500	5,500	6,500	6,500
Collection of Note Receivable					15,000
CattleLog Sale
VerifEye Sale
Interest Income				3,000

Cash Collections (Revenues)		5,500	5,500	9,500	21,500

Payroll Expense		—	(83,143)	—	(76,097)
Legal H&W				—	—
Legal Bankruptcy

D&O Insurance				(12,500)	(12,500)

Property Rent				(8,000)
Health Insurance - 2007				(15,000)
Dental Insurance				(1,300)
Prop & Worker’s Comp				(6,815)
Liability Insurance				(11,301)

Phone		(4,600)

Nebutel			(900)

Pitney Bowes			(173)

Verizon					(1,400)

IBM					(235)

Databazaar		—	—

Iron Mountain			(192)

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Water					(415)
Speednet		—	—
FP&L			(5,000)
Waste Management					(235)
AllFlex/Inventory		(1,500)	(1,500)	(2,000)	(2,000)
VerifEYE Materials		(2,000)	(2,000)	(2,000)	(2,000)

Employee Travel

VerifEYE guys		(600)	(600)	(400)	(400)

Sales Guys		(2,500)	(2,500)	(2,500)	(2,500)

Allyn’s Cleaning				(1,550)

Shipping		(500)	(400)	(500)	(400)

ADP			(305)		(725)

Mellon					(1,200)

Other Expenses		(1,000)	(2,000)	(1,500)	(1,500)

Cash Outlays (Expenses)		(12,700)	(98,713)	(65,366)	(101,607)

	700,323	693,123	599,910	637,257	519,803

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Exhibit D

Cash Collateral Order

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF FLORIDA

West Palm Beach Division

www.flsb.uscourts.gov

In re:		CASE NO. 9:07-bk-10932-SHF

EMERGE INTERACTIVE, INC.,		CHAPTER 11

Debtor.
	/	EMERGENCY RELIEF REQUESTED

EMERGENCY MOTION OF THE DEBTOR-IN-POSSESSION

FOR AUTHORITY TO USE CASH COLLATERAL AND

REQUEST FOR EMERGENCY PRELIMINARY HEARING

AND

CERTIFICATE OF NECESSITY OF

REQUEST FOR EMERGENCY PRELIMINARY HEARING

EMERGE INTERACTIVE, INC. (“eMerge” or the “Debtor”), as the debtor and debtor-in-possession, pursuant to 11 U.S.C. §§363(c)(2)(A) and 363(e) and Federal Rule of Bankruptcy Procedure 4001(b)(1), move for authority to use cash collateral and provide adequate protection to the Biegert Family Irrevocable Trust (“Biegert Trust”) and request an emergency preliminary hearing and in support thereof states:

Section 1.1 Background

1. On February 14, 2007 (the “Petition Date”), the Debtor filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (“Bankruptcy Code”). No trustee has been appointed. The Debtor continues to operate its business and manage its properties as a debtor-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

1

2. As of the date hereof, no creditors’ committee has been appointed in this case. In addition, no trustee or examiner has been appointed.

3. This Court has jurisdiction over this Motion pursuant to 28 U.S.C. §§ 157(b) and1334. Venue is proper pursuant to 28 U.S.C. §§ 1408 and 1409. This matter is a core proceeding pursuant to 28 U.S.C. §157(b).

4. The statutory predicates for the relief requested herein are Sections 361 and 363 of the Bankruptcy Code and Rules 2002 and 4001 of the Federal Rules of Bankruptcy Procedure.

The Debtor

5. eMerge, a Delaware corporation, is a technology company focusing on the agricultural and meat processing industries. The Debtor’s technologies focus primarily on information-management, individual animal tracking tools and innovative food safety technologies.

6. eMerge’s corporate headquarters and manufacturing facility is located in Sebastian, Florida. eMerge employs approximately 24 individuals.

7. eMerge’s business is divided into two sectors: (i) VerifEYE Food Safety and Inspection Control Business; and (ii) CattleLog Animal Information Systems Business.

8. VerifEYE technology (“VerifEYE”) uses fluorescence-based imaging to detect organic contaminates which may harbor E. Coli O157:H7, Listeria, Shigella, Norovirus, Hepatitus-A and others found in meat products. eMerge holds an exclusive license for use of VerifEYE.

9. CattleLog Animal Information Systems (“CattleLog”) encompasses a suite of animal information products and services ranging from basic, manual services to complex

2

automated software. The system allows cattle producers to verify that their animals meet certain specifications that are desirable in the cattle industry.

Events Leading to Chapter 11 Filing

10. eMerge’s business is dependent on the beef industry and has been negatively affected in 2004, 2005 and 2006 by several factors, including: (i) an ongoing trade dispute between the U.S. and Japan; and (ii) the close of live cattle trade between the U.S. and Canada in late 2003 through mid 2005. These factors have come together to create poor market conditions in key segments of the U.S. beef industry. Consequently, these industry conditions have caused key industry segments to reduce discretionary capital spending, which, in turn, have caused a material adverse effect on eMerge’s prospects.

11. Throughout the last few years eMerge has struggled to increase the revenues of its VerifEYE business, due to slow adoption of the technology within the marketplace. CattleLog sales have generally increased each year, but acceptance of data provider systems like CattleLog has been much slower than expected. Moreover, the Debtor’s expectation that a national, mandated animal ID system would be put into place following the discovery of Bovine Spongiform Encephalopathy (“BSE”) has yet to materialize. eMerge has taken a number of steps to decrease operating costs over the last three years, but has never reached a positive operating cash flow position.

12. Ultimately, eMerge determined the best alternative to maximize return to all creditors would be to seek protection under Chapter 11 of the Bankruptcy Code and facilitate a sale of its VerifEYE and CattleLog businesses.

Cash Collateral and the Relief Sought by the Debtor

3

13. In order to maximize the going concern value of its VerifEYE and Cattlelog businesses for a sale, the Debtor must continue operations which will require the use of funds on hand and funds to be received. Those funds may be subject to a lien in favor of the Biegert Trust as discussed below.

14. The cash collateral, which the Debtor seeks to use, is comprised in whole or in part of funds on hand, and funds to be received from Debtor’s receivables from sale of the CattleLog and VerifEYE systems (“Cash Collateral”).

15. As a result of that certain revolving Loan Agreement, Promissory Note and Security Agreement dated October 16, 2006 (“Loan Agreement”), the Biegert Trust asserts that it holds a lien on Cash Collateral.

16. Debtor estimates that it owes the Biegert Trust approximately $1,500,000.00 in principal as of the Petition Date.

17. As of the Petition Date, the Debtor estimates the value of the Cash Collateral, consisting of cash and accounts receivable to be approximately $ 743,123.00.

18. The Debtor has approximately $700,623.00 of funds on hand, and will require the use of approximately $278,386.00 of Cash Collateral to continue and maintain operations for the next four weeks, and, depending on the month, a greater or lesser amount will be required each comparable period thereafter.

19. A budget showing estimated income and expenses for the Debtor for the next four weeks (the “Budget”) is attached hereto as Exhibit “A” and is incorporated herein by reference.

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20. As adequate protection for the use of Cash Collateral, the Debtor proposes to grant the Biegert Trust a replacement lien to the same validity, extent, and priority as its prepetition lien.

21. The Biegert Trust consents to the Debtor’s use of Cash Collateral in accordance with the Budget, provided the Debtor agrees to grant it a replacement lien. Consequently, the Debtor satisfies the requirements of Section 363(c)(2) and should be entitled to use Cash Collateral.

22. If the Debtor is not permitted to use Cash Collateral, it may be forced to halt operations, which will result in loss of the going concern value of the business, a reduction in the value of the estate’s assets and create an adverse effect on creditors and employees.

5

CERTIFICATE OF NECESSITY OF

REQUEST FOR EMERGENCY PRELIMINARY HEARING

23. Operation of the Debtor’s business requires the incurring of expenses on a daily basis.

24. The Debtor will be without funds to operate and meet expenses if an emergency preliminary hearing is not granted.

25. Customers, vendors, and employees have been at risk since the Petition Date and will continue to be at risk until a determination by this Court of the right to use Cash Collateral.

26. The Debtor estimates that approximately 15 minutes will be necessary for a hearing on this Motion and that a similar amount of time may be required for a final hearing.

27. A copy of this Motion was served on the Biegert Trust, the secured creditors and on the twenty largest unsecured creditors. Notice of a hearing on this matter will be provided to the same entities.

28. The Debtor and counsel are prepared to appear on three hours’ notice at a hearing to demonstrate that the request for an emergency hearing is not the result of the Debtor’s or counsel’s procrastination or lack of attention.

WHEREFORE, the Debtor respectfully requests this Court enter an order granting the request for an emergency hearing, the request to use Cash Collateral, and for such other and further relief as is just and proper.

DATED this 14th day of February 2007.

I HEREBY CERTIFY that I am admitted to the Bar of the United States District Court for the Southern District of Florida
and I am in compliance with the additional qualifications to practice in this Court set forth in Local Rule 2090-1(A)

6

/s/ Jimmy D. Parrish
R. Scott Shuker, Esquire
Florida Bar No. 984469
Jimmy D. Parrish, Esquire
Florida Bar No. 526401
jparrish@lsbeblaw.com
LATHAM, SHUKER, BARKER,
EDEN & BEAUDINE, LLP
390 N. Orange Avenue, Suite 600
P. O. Box 3353
Orlando, Florida 32802-3353
Telephone: 407-481-5800
Facsimile: 407-481-5801
Attorneys for the Debtor

7

UNITED STATES BANKRUPTCY COURT

SOUTHERN DISTRICT OF FLORIDA

West Palm Beach Division

www.flsb.uscourts.gov

In re:		CASE NO. 9:07-bk-10932-SHF

EMERGE INERACTIVE, INC.,		CHAPTER 11

Debtor.

/

Certificate of Service

I HEREBY CERTIFY that a true copy of DEBTOR-IN-POSSESSION’S EMERGENCY MOTION FOR AUTHORITY TO USE CASH COLLATERAL AND REQUEST FOR EMERGENCY PRELIMINARY HEARING, together with all exhibits, has been furnished either electronically or by facsimile and by U.S. First Class, postage prepaid mail to: John Hutton, a/f Biegert Trust, Greenberg Traurig, 1221 Brickell Ave., Miami, FL 33131, the secured creditors and the twenty largest unsecured creditors as shown on the matrices attached to the original motion filed with the Court; and the U.S. Trustee, 51 SW First Avenue, Room 1204, Miami, FL 33130, this 14th day of February 2007.

/s/ Jimmy D. Parrish
Jimmy D. Parrish, Esquire

8

Exhibit E

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Services Agreement”) is entered into as of March     , 2007, between BFT Acquisition, LLC, a Nebraska limited liability company (“Purchaser”), and eMerge Interactive, Inc., a Delaware corporation (“Seller”).

R E C I T A L S:

A. Concurrently herewith, Seller has sold, and Purchaser has purchased, pursuant to that certain Asset Purchase Agreement between Purchaser and Seller, dated March     , 2007 (“Purchase Agreement”), the Purchased Assets (as defined in the Purchase Agreement).

B. Purchaser and Seller have agreed that Seller will provide certain services to Purchaser on an interim basis following the Closing Date and, pursuant to the Purchase Agreement, Purchaser and Seller have agreed to enter into this Services Agreement.

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Unless otherwise defined herein, for the purposes of this Services Agreement, capitalized terms shall have the meanings ascribed to them in the Purchase Agreement and the following terms shall have the definitions hereinafter specified:

Section 1.1 “Parties” shall mean Purchaser and Seller, together.

Section 1.2 “Service” or “Services” shall mean those services described on Schedule A attached hereto to be provided for the terms and in the manner described herein.

ARTICLE II

AGREEMENT TO SELL AND BUY SERVICES

Section 2.1 Provision of Services. During the term of this Services Agreement, Seller shall provide to Purchaser, and shall make adequate Seller personnel and facilities available for the purpose of providing, and Purchaser shall accept from Seller, the Services listed and described on Schedule A. In every case, all of the aforesaid Services shall be provided in accordance with the terms, limitations and conditions set forth herein and on Schedule A. The fees charged to Purchaser for the Services shall be as set forth on Schedule A.

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ARTICLE III

SERVICES; PAYMENT; INDEPENDENT CONTRACTOR

Section 3.1 Services to be Provided. Unless otherwise agreed by the Parties, the Services shall be performed by Seller for Purchaser at a quality level and in a manner that is substantially the same as the quality level and manner in which such Services were generally performed by Seller for the Purchased Assets prior to the date of this Services Agreement, and Purchaser shall use such Services for substantially the same purposes and in substantially the same manner as the Purchased Assets had used such Services prior to the date hereof. Subject to the preceding sentence, Purchaser shall be entitled to utilize the Services, and the levels thereof, that it needs. There is no obligation of Purchaser to utilize any or all of the Services provided by Seller in accordance with this Services Agreement.

Section 3.2 Independent Contractor. Seller shall act under this Services Agreement solely as an independent contractor and not as an employee of Purchaser, and nothing in this Services Agreement will be deemed or construed to create a partnership or joint venture between Purchaser and Seller.

Section 3.3 Payment. As consideration for the provision of the Services, Purchaser shall pay to Seller the amounts specified on Schedule A. The amounts set forth on Schedule A shall be invoiced by Seller on a periodic basis not to exceed more than once per calendar week. Purchaser shall pay each invoice no later than five (5) business days after the date such invoice was delivered to Purchaser.

Section 3.4 Warranty; Disclaimer. THE SERVICES SHALL BE PERFORMED BY SELLER FOR PURCHASER AT A QUALITY LEVEL AND IN A MANNER THAT IS SUBSTANTIALLY THE SAME AS THE QUALITY LEVEL AND MANNER IN WHICH SUCH SERVICES WERE GENERALLY PERFORMED BY SELLER FOR THE PURCHASED ASSETS PRIOR TO THE DATE OF THIS SERVICES AGREEMENT. EXCEPT FOR THE FOREGOING, THE SERVICES TO BE PURCHASED UNDER THIS SERVICES AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS AND WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR ANY IMPLIED WARRANTY OF NON-INFRINGEMENT.

ARTICLE IV

TERM

Section 4.1 General. The term of this Services Agreement shall commence on the date hereof and shall expire at 5:00 pm,                     ,          time, on                     , 2007; provided, however, that such term may be extended by Purchaser to no later than                     , 2007, upon notice to Seller given no later than                     , 2007.

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ARTICLE V

FORCE MAJEURE

Section 5.1 General. Seller shall not be liable for any interruption of any Service or any delay or failure to perform under this Services Agreement when such interruption, delay or failure results from causes beyond its reasonable control or from any act or failure to act of Purchaser, or as the result of strikes, lock-outs or other labor difficulties; acts of any government, riot, insurrection or other hostilities; embargo, fuel or energy shortage, fire, flood, acts of God, wrecks or transportation delays; or inability to obtain necessary labor, materials or utilities from usual sources. In such event, Seller’s obligations hereunder shall be postponed for such time as its performance is suspended or delayed on account thereof. Seller will promptly notify Purchaser, in writing, upon learning of the occurrence or pendency of such event of force majeure. Upon the cessation of the force majeure event, Seller will use commercially reasonable efforts to resume its performance under this Services Agreement with the least delay that is reasonably possible.

Section 5.2 Alternative Sources of Supply. If Seller’s performance under this Services Agreement is suspended in whole or in part for any reason, Purchaser shall be entitled at its sole cost and expense to arrange alternative sources for provision of the Services.

Section 5.3 Reasonable Efforts. In the event of any failure, interruption or delay in performance of the Services, whether excused or unexcused, Seller shall use its commercially reasonable efforts to restore the Services as soon as may be reasonably possible in accordance with its existing contingency plans for such Services.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. Any notice, request, instruction, consent or other document to be given hereunder by either Party hereto to the other Party shall be given in the same manner and to the same persons provided in the Purchase Agreement.

Section 6.2 Waiver. Any of the terms or conditions of this Services Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof. No waiver of any of the provisions of this Services Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof.

Section 6.3 Assignment. No party may assign its rights and obligations under this Agreement without the prior written consent of the other party, except that Purchaser may assign all or any of its rights and obligations hereunder to any wholly owned subsidiary of Purchaser; provided that any such assignment shall not relieve the Purchaser of its obligations hereunder. This Agreement shall be binding on and inure to the benefit of the parties and their respective successors and assigns.

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Section 6.4 Enforceability. If any provision of this Services Agreement as applied to any Party or to any circumstance shall be adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other provision of this Services Agreement, the application of such provision in any other circumstances, or the validity or enforceability of this Services Agreement. The Parties intend this Services Agreement to be enforced as written. If any such provision, or part thereof, however, is held to be unenforceable because of the duration thereof or the area covered thereby, the Seller and the Purchaser agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete the specific words or phrases, and in its amended form such provision shall then be enforceable and shall be enforced. If any provision of this Services Agreement shall otherwise finally be determined to be unlawful, then such provision shall be deemed to be severed from this Services Agreement and every other provision of this Services Agreement shall remain in full force and effect.

Section 6.5 No Third-Party Beneficiaries or Right to Rely. Notwithstanding anything to the contrary in this Services Agreement, nothing in this Services Agreement is intended to or shall create for or grant to any third party any rights hereunder.

Section 6.6 Counterparts. This Services Agreement may be executed in more than one counterpart, each of which shall for all purposes be deemed to be an original and all of which shall constitute one and the same agreement. A signature to this Services Agreement delivered by telecopy or other artificial means shall be deemed valid.

Section 6.7 Governing Law. This Services Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without regard to conflicts of laws principles, and, to the extent applicable, the United States Bankruptcy Code, 11 U.S.C. §§ 101-1330 (as heretofore and hereafter amended).

Section 6.8 Entire Agreement; Amendment This Services Agreement, and all schedules and exhibits hereto constitute the sole understanding of the Parties with respect to the matters contemplated hereby and supersede and render null and void all other prior agreements and understandings between the Parties with respect to such matters including, but not limited to, that certain letter of intent by and between Purchaser and Seller dated as of February 14, 2007. No amendment, modification or alteration of the terms or provisions of this Services Agreement shall be binding unless the same shall be in writing and duly executed by the Party against whom such would apply.

[SIGNATURE PAGE TO IMMEDIATELY FOLLOW.]

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IN WITNESS WHEREOF, each Party by its duly authorized officer has caused this Services Agreement to be executed as of the date first above written.

EMERGE INTERACTIVE, INC.

By:
Name:
Title:

BFT ACQUISITION, LLC
By: The Biegert Family Irrevocable Trust, Dated June 11, 1998, its sole member

By:
Name:
Title:

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SCHEDULE A

The following monthly expenses are required to maintain the CattleLog business unit and all ongoing business activities.

Rent (half of Sebastian facility, includes server room use and utilities expense):	$4,000

Sales (4 FTEs):	$41,600
■ Travel
■ Communications (cell phones, internet)

Information Technology (2 FTEs):	$26,000
■ Colocation hosting facility
■ Email and web page service
■ Maintenance of existing hardware (fixed assets list)
■ Backup system
■ CattleLog system
o CattleLog Pro source code
o CattleLog Lite source code
o CattleLog databases structure and code
o CattleLog Reports code
o O and S drive content
o Web site hosting (includes Listing Service)
o Reports hosting

Management/Customer Service (3 FTEs):	$26,000
■ Travel
■ Communications (toll-free numbers, eFax, cell phones, internet)
■ Transition PVP services
■ Salesforce.com

Accounting/Human Resources (1 FTE):	$4,500
■ Accounts payable/receivable
■ Payroll
■ Insurance administration
Total:	$102,100